Exhibit 5.1

Our ref        MCR/636363/17108169v5

Vantage Drilling Company	Direct: +1 345 814 5423
PO Box 309	Cell: + 1 345 525 5423
Ugland House	E-mail:
Grand Cayman	matt.roberts@maplesandcalder.com
KY1-1104
Cayman Islands

26 August 2009

Dear Sirs

Vantage Drilling Company (the “Company”)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s prospectus supplement (the “Prospectus Supplement”) under the United States Securities Act of 1933, as amended, (the “Act”), related to the Company’s shelf registration statement on Form S-3 (Registration Number. 333-159299) dated 26 August 2009 (the “Registration Statement”), including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the Act and which relates to the issuance of up to 48,387,000 of the Company’s ordinary shares, par value US$0.001 per share (the “Ordinary Shares”), pursuant to an Underwriting Agreement dated as of 26 August 2009 (the “Underwriting Agreement”) between the Company and Johnson, Rice & Company L.L.C., as representative of the several underwriters listed therein (the “Underwriters”), in a firm commitment underwriting, together with up to 7,258,050 Ordinary Shares that may be issued by the Company pursuant to the Underwriters’ over-allotment option as described in the Prospectus Supplement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation and the Memorandum and Articles of Association of the Company as registered or adopted on 14 November 2007;

1.2	the unanimous written resolutions of the directors of the Company dated 24 August 2009 (the “Resolutions”);

1.3	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.4	a certificate from a director of the Company (the “Director’s Certificate”);

1.5	the Prospectus Supplement;

1.6	the Registration Statement; and

1.7	the Underwriting Agreement.

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	all signatures, initials and seals are genuine; and

2.3	the Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares, and none of the Ordinary Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	OPINIONS

Based upon, and subject to the foregoing assumptions and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is an exempted company duly incorporated and validly existing and in good standing under the law of the Cayman Islands.

3.2	The Ordinary Shares to be issued by the Company pursuant to the Underwriting Agreement have been duly authorised for issue by the Company, and when issued by the Company against payment in full, of the consideration, in accordance with the Underwriting Agreement and duly registered in the Company’s register of members (shareholders), will be validly issued, fully-paid and non-assessable.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.2	Under the Companies Law (2007 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2007 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Prospectus Supplement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

MAPLES and CALDER

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